Exhibit 10.2
Dated as of October 2, 2006

Consulting Agreement

Phoenix International Ventures Inc (PIV) of Carson City Nevada, PIV is owned Mr. Zahir Teja, the Nissenson family and others.

Anney Business Corp. (Anney) of British Virgin Islands, is wholly owned by the Nissenson family.

PIV retains Anney in order develop the business of PIV by adding the experience and expertise of Anney's management in the fields of defense aerospace industry as well as financing, business development and public company management.

This agreement is valid as long as PIV exists and Teja and or the Nissenson family directly or indirectly own shares in PIV.

The Effective Date shall mean the earlier of (i) ninety (90) days after filing of a registration statement concerning ’s common stock with the Securities and Exchange Commission (“SEC”) and (ii) the SEC’s declaration of the effectiveness of such registration statement.

Anney agrees to provide the following services to PIV:

1.	Mastermind the turning of PIV into a public company under an agreed timetable

2.	Assist in the public management aspects

3.	Formulate strategies for PIV's future growth plans; and

4.	Analysis of proposed acquisitions;

5.	Seek markets for PIV services and products in additional countries;

6.	Seek finance as loans and/or equity for PIV through private or public placements.

7.	Introduce potential customers to PIV's business.

8.	Anney declares that it is not involved in any business that competes with PIV.

PIV in agreement with Zahir Teja and Anney Business, Ltd. provides that:

9.
Zahir Teja, Anney, Haim Nissenson and Neev Nissenson, confirm that all their business activities and initiatives in the field of Aerospace Defense industry are conducted through PIV or by Phoenix Aerospace Inc.

10.
Anney would have the right to nominate one board member for board member Mr. Teja’s nominates for PIV's board of directors. In the first stage the board of directors will consist of Mr. Zahir Teja as Chairman and Mr. Neev Nissenson.

11.	Anney and Mr. Teja will sign a voting agreement to vote their shares together in any shareholders meeting.

12.
Anney would have the right to nominate a vice president in PIV. The VP would be a member of the Nissenson family or he will have to be approved by Mr. Teja. The Vice President will be employed with conditions proportionally linked to Mr. Zahir Teja’s compensation (at least 50% of compensation in the first year, 60% 2nd year and 70% thereafter). The payment will be received directly to the nominated VP or through management fees. PIV will sign an employment agreement with Anney’s nominated VP.

13.	Anney will receive consulting fees. The consulting fees will be no less than $120,000 per year. The board shall have the power to increase but not to decrease Anney's compensation.

14.	Mr. Teja shall receive compensation of no less than $120,000 per year.

15.
If the board reaches the conclusion that the company cannot pay the part or all of the compensation to Mr. Teja, Anney and Anney’s nominated VP then the due payments will be considered as debts of PIV to Mr. Teja, Anney and Anney’s nominated VP. In any case the shortage in cash for the compensation will be tied to Mr. Teja, Anney and Anney’s nominated VP compensations together and will be divided proportionally between them. PIV will pay the debts when it is capable or substitute the payments by issuing stock (if agreed by the parties).

16.
Anney shall be issued an option to purchase up to 330,000 shares of common stock. The exercise price shall be $0.5 per share, which the parties agree is the fair market value of the common stock on the date hereof. This option shall expire December 31, 2010 and shall vest immediately upon issuance. The option and the underlying shares of common stock issuable upon exercise of the option (the “Option Shares”) shall be subject to the customary restrictions on transfer. Provided Anney provides PIV with the customary ‘investor rep’ letter and the transfer otherwise complies with federal and state securities law, Anney may transfer the all or a portion of the Option Shares to an entity with respect to which Anney and its affiliates control.

17.	Anney and Mr. Teja will be reimbursed for any (agreed) expenses that derive from its activities with and for PIV.

18.
Anney will have the right to participate under the same terms and conditions in any investment or transaction that involve equity rights in PIV conducted by Zahir Teja at the relative ownership portion.

19.
In the event that PIV will seek money in a private placement for equity or any other rights, Anney will have the right of first refusal on any transaction or part of it until Dec 31, 2010 or as long as it owns over 7% of PIV's equity.

20.	Teja and Anney agree to a right of first refusal agreement for the sale of their shares.

21.
Until PIV conducts a public offering or its shares are traded on a stock market, PIV is not permitted to issue any additional shares or equity rights without a written agreement from Anney. This right expires when Anney no longer owns any equity interest or shares in PIV.

22.
So long as Anney is owned by the Nissenson family it will have the right to transfer all of its shares, rights and obligations under this agreement to another company or individual so long as that company is controlled by the Nissenson Family or the individual is of the Nissenson family.

23.
The company will set a bonus and success fee program: Mr. Teja and Anney. will each receive a bonus equal to 1% of the total annual revenues in excess of $4 Million up to a maximum yearly success fee of $130,000 (each). This amount will be added to the regular payments due to Mr. Teja and Anney business. When the amount due reaches the maximum a new and mutually agreed formula will be created in order to motivate success. The board of the directors will review and update the success fee program as it decides.

The business purpose of the bonus and success fee is to further motivate The President, Mr. Teja, and Anney Business Ltd. to develop PIV's business by providing them with additional compensation if and when PIV's revenues grow.

Anney and Mr. Teja will be entitled to a success fee for any financial and/or business transactions with material impact on the business of PIV as customary in the industry.

Agreed by

By:	/s/ Zahir Teja
Zahir Teja, President
Phoenix International Ventures Inc.

By:	/s/ Mr. Zahir Teja
Mr. Zahir Teja
Individual

By:	/s/ Haim Nissenson
Haim Nissenson
Anney Business Corp.

By:	/s/ Mr. Haim Nissenson
Mr. Haim Nissenson
Representing the Nissenson family